Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned persons agree and consent pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, as of the date set forth below, to the joint filing on their behalf of the Schedule 13D to which this Exhibit is attached, in connection with their beneficial ownership of the common stock of Snap Interactive, Inc. at October 17, 2016 and agree that such statement is filed on behalf of each of them.

Dated: October 17, 2016	HILLTOP PARTNERS, L.P.

	By:	Laifer Capital Management, Inc.,
as General Partner

	By:	/s/ Lance Laifer
	Name:	Lance Laifer
	Title:	President

Dated: October 17, 2016	LAIFER CAPITAL MANAGEMENT, INC.

	By:	/s/ Lance Laifer
	Name:	Lance Laifer
	Title:	President

Dated: October 17, 2016	/s/ Lance Laifer
	Name:	Lance Laifer